Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kaspien Holdings Inc.:

We consent to incorporation by reference in the registration statements on Form S-1 (No. 333-194933), Form S-3 (No. 333-252911), Form S-4 (No. 333-75231) and Form S-8 (Nos. 033-59319, 333-75231, 333-81685, 333-101532, 333-128210 and 333-220432) of Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) our report dated June 15, 2020, with respect to the consolidated balance sheet of Kaspien Holdings Inc. as of February 1, 2020, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the fiscal year ended February 1, 2020, and the related notes (collectively, the consolidated financial statements), before the effects of the adjustments to retrospectively apply the changes in accounting related to reportable segments described in Note 1 and discontinued operations described in Note 2, which report appears in the January 30, 2021 annual report on Form 10-K of Kaspien Holdings Inc.

Our report, dated June 15, 2020, contains an explanatory paragraph that states that Kaspien Holdings Inc. continues to experience recurring losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Albany, New York
April 30, 2021